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                                                                      Exhibit 23



CONSENT OF KPMG LLP

The Board of Directors
Applied Innovation Inc.:

We consent to incorporation by reference in the registration statements (No. 33-62646, 33-94582, 333-100681, 333-68608, 333-67259 and 333-4432) on Form S-8
of Applied Innovation Inc. of our reports dated January 24, 2003, relating to the consolidated balance sheets of Applied Innovation Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 31, 2002, which reports appear in the December 31, 2002 annual report on Form 10-K of Applied Innovation Inc.



/s/ KPMG LLP

Columbus, Ohio
March 20, 2003